Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2022 relating to the financial statements of Xylem Inc. and the effectiveness of Xylem Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Xylem Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
November 18, 2022